Exhibit 2.5

STATE OF NORTH CAROLINA

COUNTY OF HAYWOOD

REAL ESTATE PURCHASE AGREEMENT

This REAL ESTATE PURCHASE AGREEMENT (this “Agreement”) is made and entered by and between CATALOOCHEE                   , LLC (the “Purchaser”) or its assigns, and JONATHAN LAND COMPANY, LLC (the “Seller”).

AGREEMENT

In consideration of the mutual covenants, agreements, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Sale and Purchase

Seller agrees to sell, convey and assign to Purchaser, and Purchaser agrees to purchase and accept under the terms and conditions and for the purchase price set forth below, the land and improvements located in Jonathan Creek Township, Haywood County, North Carolina, consisting of a total of approximately            acres as more particularly described in the property description exhibit to be attached hereto, together with all rights, privileges, easements and appurtenances belonging or appertaining to such land, including any right, title and interest in and to streets, alleys and rights-of-way adjacent to such land (such land and all such rights, privileges, easements and appurtenances are collectively referred to herein as the “Real Estate”).

2.                                      Purchase Price

The purchase price (the “Purchase Price”) for the Real Estate shall be                                          and       /100 Dollars ($                  ). The Purchase Price shall be payable as follows:

(a)                                 Upon submission of this Purchase Agreement to Seller, Purchaser shall deposit $                  with Seller to be held by Seller as in escrow as an earnest money deposit, the receipt and sufficiency of which are hereby acknowledged;

(b)                                 The balance of the Purchase Price shall be payable by wire transfer or cashier’s check at the Closing subject to prorations and adjustments as set forth in this Agreement.

3.                                      Feasibility Period

This Agreement shall be contingent upon the Purchaser’s or its agents, satisfactory inspection(s) related to the Real Property, including but not limited to, real estate surveys, title examinations, environmental impact studies, civil engineering studies, geological studies, assessment of pending legal issues on the property, use feasibility studies, and satisfaction of Purchaser’s financing requirements and standards pertaining to the property for the purchase of the Property during the period (the “Feasibility Period”) which shall commence 30 days from the Effective Date of the Purchase Agreement and end 90 days thereafter. At the sole option of the Purchaser, the Feasibility period may be extended up to an additional 30 days upon written notice to Seller. Closing shall occur on or before 30 days from the end of the Feasibility Period as defined or extended herein or as otherwise set forth in this Purchase Agreement. Any said inspection(s), surveys, title examination, study, assessment, review or evaluation performed within the Feasibility Period must be satisfactory to the Purchaser or for it’s purposes, in its sole and absolute discretion and judgment, and should for any reason the Purchaser not be satisfied then and in that event the entire Earnest Money shall be immediately returned to Purchaser. Purchaser agrees to reasonably repair any damage caused by Purchaser or Purchaser’s agents during the inspections conducted by Purchaser or its contractors.

4.                                      Conveyance; Permitted Title Exceptions

Conveyance of the Real Estate shall be by a general warranty deed delivered to Purchaser, in recordable form, conveying to Purchaser good, marketable and indefeasible fee simple title to the Real Estate and the Improvements, subject only to (a) covenants, conditions and restrictions of record as approved by Purchaser; and (b) non-delinquent general real estate taxes (hereinafter called the “Permitted Title Exceptions”). Unless expressly agreed to by Purchaser in writing, in its sole discretion, any title exceptions pertaining to liens of a definite or ascertainable amount (“Removable Liens”) shall be removed by Seller by the payment of money on or before the date of Closing and shall not be Permitted Title Exceptions hereunder. Further, Purchaser must, as a condition to this contract and prior to any closing, be able to obtain an owner and lender, if applicable, title insurance policy that provides the coverage and assurances that is appropriate to Purchaser, in its sole and absolute discretion.

5.                                      Closing

The Closing shall take place on or before 30 days following the expiration of the Feasibility Period as defined or extended herein at the offices of Purchaser or its counsel, in Haywood County, North Carolina provided that all conditions to Purchaser’s obligation to close under this Agreement have been satisfied or waived in writing. If such conditions have not been satisfied by the foregoing closing date, Purchaser shall have the right to extend the closing date for a period not to exceed 60 days.

6.                                      Representations and Warranties

(a)                                 Seller shall be, at the time of the closing hereof, the owner of the fee simple interest in the Real Estate, and shall have good, marketable and indefeasible fee simple title to the Real Estate, free and clear of all liens and encumbrances at the time of closing.

(b)                                 There are no unrecorded liens, encumbrances, leases or easements against the Real Estate or any portion thereof.

(c)                                  (i) Seller has not used, generated, treated, stored or disposed of hazardous materials in, under or upon the Real Estate (above or below ground), or any portion thereof; (ii) no prior owner and no prior or current occupant used, generated, treated, stored or disposed of such hazardous materials in, under or upon the Real Estate or the Improvements; (iii) no portion of the Real Estate or the Improvements has ever been used as a sanitary landfill or dump or for the disposal, use, storage or generation of hazardous materials; (iv) no underground storage tank or tanks are located on or under the Real Estate; (v) Seller has received no written notice stating that the Real Estate or any portion thereof is in violation of any Environmental Law; and (vi) Seller has received no written notice from any governmental agency of any investigation or proceeding concerning the presence or alleged presence of Hazardous Materials on or under the Real Estate or surrounding property.

(d)                                 Seller is neither a “foreign person” nor a “foreign corporation” as those terms are defined in Section 7701 of the Internal Revenue Code of 1986, as amended.

7.                                      Provisions with Respect to Closing

(a)                                 At the Closing, Seller shall deliver to Purchaser the following, all in form and substance reasonably satisfactory to Purchaser:

(i)                                     a general warranty deed, duly executed and acknowledged by Seller, conveying to Purchaser, or Purchaser’s assignee, good, marketable and indefeasible fee simple title to the Real Estate and any fixtures located thereon, in proper form for recording and subject only to the Permitted Title Exceptions;

(ii)                                  an affidavit executed by Seller, stating Seller’s U.S. taxpayer identification number and that Seller is not a “foreign person” (as defined under the Foreign Investment in Real

Property Tax Act and the regulations promulgated thereunder) and that Purchaser is not required to withhold any portion of the Purchase Price under the provisions of such Act;

(iii)                               all such further instruments and documents as are normally made or delivered in connection with the sale of Property similar to the Real Estate in the county and state where the Real Estate is located or as may be necessary, expedient, proper, or appropriate in the reasonable opinion of Purchaser or Purchaser’s counsel, in order to complete the transactions contemplated hereby; and

(b)                                 On the date of the Closing, and provided that all conditions precedent to Purchaser’s obligations under this Agreement are satisfied, Purchaser shall pay the balance amount of the Purchase Price (subject to prorations and adjustments) by wire transfer or other immediately available funds; and

(c)                                  Seller shall pay: (i) the costs of preparing the deed conveying the Real Property to Purchaser, (ii) the cost of any releases of Removable Liens or other unpermitted exceptions, and (iii) any transfer taxes and/or intangible taxes applicable to the sale and recording of the warranty deed. Purchaser shall pay: (A) the cost of recording the warranty deed, (B) the cost of title insurance, and (C) the costs of the survey. Any other closing costs shall be paid equally by Seller and Purchaser.

8.                                      Remedies

(a)                                 If Seller should breach any of its representations, warranties, covenants or agreements contained in this Agreement or in any other agreement, instrument, certificate or other document delivered pursuant to this Agreement or if Seller should fail to consummate the sale contemplated herein for any reason other than Purchaser’s default, Purchaser may avail itself of any and all rights and remedies at law or in equity, including, but not limited to, the right to (1) cancel this Agreement and receive a refund of the Earnest Money; (2) collect monetary damages from Seller; or (3) enforce specific performance of this Agreement. The exercise of (or failure to exercise) any one of Purchaser’s rights or remedies under this Agreement shall not be deemed to be in lieu of, or a waiver of, any other right or remedy contained herein or available to Purchaser at law or in equity.

(b)                                 If all of the conditions to Purchaser’s obligations to purchase the Real Estate have been satisfied or waived in writing by Purchaser and Seller is not in default of or under any of Seller’s agreements, covenants or obligations hereunder and Purchaser should fail to consummate the purchase contemplated hereby for any reasons other than Seller’s default, Seller may avail itself of rights and remedies at law or in equity including to (1) cancel this Agreement and retain the Earnest Money as liquidated damages; or (2) enforce specific performance of this Agreement.

(c)                                  If either Purchaser or Seller brings an action to enforce its rights under this Agreement, the successful party shall be reimbursed by the unsuccessful party for all costs of enforcement, including reasonable attorneys’ fees and court costs. Tender of deed or purchase money shall not be necessary where the other party has defaulted.

9.                                      Modification, Waiver, etc.

(a)                                 No waiver of any condition under, and no modification, amendment, discharge or changes of or to this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought.

(b)                                 This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

10.                               Notices

All notices, demands, requests and other communications under this Agreement shall be in writing and shall be deemed properly served when delivered, (i) if delivered by hand to the party to whose attention it is directed, (ii) if mailed postage prepaid, by registered or certified mail, return receipt requested, (iii) if sent by private receipt courier guaranteeing next day delivery, delivery charges prepaid, or (iv) if transmitted by facsimile transmission, provided receipt of the notice is confirmed, orally or in writing by a representative of Seller or Purchaser, as the case may be, addressed as follows:

(a)                                 If intended for Seller, to:                                                                                                            Jonathan Land Company, LLC
P.O. Box 725
Lake Junaluska, NC 28745

(b)                                 If intended for Purchaser, to:                                                                                    Cataloochee                           , LLC
c/o CT Corporation
1201 Peachtree Street NE
Atlanta, GA 30361

11.                               Governing Law

The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed in that state.

12.                               Assignability by Purchaser

This Agreement and any of the Purchaser’s rights hereunder may be assigned by Purchaser to a nominee or assignee (“Purchaser’s Nominee”) prior to the Closing.

13.                               Binding Effect

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. The representations, warranties and covenants of the parties hereto shall survive the Closing.

14.                               Time of the Essence

Time is of the essence of this Agreement.

15.                               Exhibits

Any exhibits to this Agreement which are not attached to this Agreement at the time of execution shall be completed and attached to this Agreement prior to the end of the Feasibility Period, subject to the approval of the parties hereto as to form and content. Failure of the parties to agree to the form of all exhibits to this Agreement during the Feasibility Period shall be grounds for either Purchaser or Seller to terminate this Agreement.

*                                         Signatures appear on following page                                    *

SIGNATURES

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement this                  day of                     , 20      .

Seller:

JONATHAN LAND COMPANY, LLC

By:

Name:

Title:

Purchaser:

CATALOOCHEE , LLC

By:

Name:

Title: